Exhibit 23.1
Watson Laboratories Caribe, Inc.
1165(e) Plan
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-102285) of Watson Pharmaceuticals, Inc. of our report dated June 30, 2008, with respect to the financial statements and supplemental schedule of the Watson Laboratories Caribe, Inc. 1165(e) Plan as of December 31, 2007 and 2006 and for each of the years in the two year period ended December 31, 2007, which appears in this Form 11-K.
/s/ Moss Adams LLP
Orange County, CA
June 30, 2008